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                                                                     EXHIBIT 5.1

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                                        FIRM / AFFILIATE OFFICES
                                        Boston       New Jersey
                                        Brussels     New York
                                        Chicago      Northern Virginia
                                        Frankfurt    Orange County
April 14, 2004                          Hamburg      Paris
                                        Hong Kong    San Diego
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                                        Los Angeles  Silicon Valley
                                        Milan        Singapore
                                        Moscow       Tokyo
Dex Media, Inc.                                      Washington, D.C.
198 Inverness Drive West
Englewood, Colorado 80112               File No. 035567-0001

     Re:  Dex Media, Inc.
          Registration Statement on Form S-4 with respect to $500,000,000 Aggregate Principal Amount of 8% Notes due 2013, $389,000,000 Aggregate Principal Amount at Maturity of 9% Discount Notes due 2013 and $361,000,000 Aggregate Principal Amount at Maturity of 9% Discount Notes due 2013

Ladies and Gentleman:

     In connection with the registration of $500,000,000 aggregate principal amount of 8% Notes due 2013 (the "Notes due 2013 Exchange Notes"), $389,000,000 aggregate principal amount at maturity of 9% Discount Notes due 2013 (the "November Discount Exchange Notes") and $361,000,000 aggregate principal amount at maturity of 9% Discount Notes due 2013 (the "February Discount Exchange Notes," and, together with the Notes due 2013 Exchange Notes and the November Discount Exchange Notes, the "Exchange Notes") by Dex Media, Inc., a Delaware corporation (the "Issuer"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 14, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Notes due 2013 Exchange Notes will be issued pursuant to an indenture, dated November 10, 2003 (the "Notes due 2013 Indenture"), between the Issuer and U.S. Bank National Association, as trustee (the "Trustee"). The November Discount Exchange Notes will be issued pursuant to an indenture, dated November 10, 2003 (the "November Indenture"), between the Issuer and the Trustee. The February Discount Exchange Notes will be issued pursuant to a discount note indenture (collectively with the Notes due 2013 Indenture and the November Indenture, the "Indentures"), dated February 11, 2004, between the Issuer and the Trustee.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Issuer in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary

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Dex Media, Inc.
April 14, 2004
Page 2


or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

     (a) each of the Indentures; and

     (b) the forms of Exchange Notes.

     The documents described in paragraphs (a) and (b) above are referred to herein collectively as the "Transaction Documents."

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, each series of the Exchange Notes have been duly authorized by all necessary corporate action of the Issuer, and when executed, authenticated and delivered by or on behalf of the Issuer against the due tender and delivery to the Trustee of the applicable Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the applicable Exchange Notes, will constitute legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

     The opinion rendered above relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications:
(i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Issuer under the Indentures and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     To the extent that the obligations of the Issuer under the Indentures may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized,

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Dex Media, Inc.
April 14, 2004
Page 3

validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indentures; that the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with their terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                                            Very truly yours,

                                            /s/ Latham & Watkins LLP